Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES FOURTH QUARTER AND

FULL YEAR 2023 FINANCIAL RESULTS

Overall Fourth Quarter Sales Increased 24.9% to $15.3 Million, Compared to $12.2 Million for the Fourth Quarter of 2022

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	HIR Holdings
Donna Millar	Cameron Donahue
905-479-0654	651-707-3532
e-mail: ir@alphaprotech.com	e-mail: cameron@hirholdings.com

●	Net sales for the fourth quarter of 2023 was $15.3 million, up by 24.9% compared to $12.2 million for the fourth quarter of 2022
o	Building Supply segment sales increased by $3.5 million, or 55.7%, to $9.8 million, compared to $6.3 million for the three months ended December 31, 2022
o	Disposable Protective Apparel segment sales decreased by 7.7%, to $5.5 million, compared to $5.9 million for the same period of 2022
●	Net income for the fourth quarter of 2023 was $1.1 million, or $0.09 per diluted share, compared to $564,000, or $0.05 per diluted share, for the fourth quarter of 2022
●	Net income for the year ended December 31, 2023 was $4.2 million, or $0.35 per diluted share, compared to $3.3 million, or $0.26 per diluted share, for the year ended December 31, 2022
●	Cash of $20.4 million and working capital of $50.3 million with no debt, as of December 31, 2023

Nogales, Arizona – March 13, 2024 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three month period and year ended December 31, 2023.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “We have experienced the six highest quarters on record for the Building Supply segment over the past eight quarters: the second, third, and fourth quarters of 2023 and the first, second and third quarters of 2022. These achievements come despite the continued softness in the housewrap market, as housing starts in 2023 in the United States decreased by 8.8%, compared to the same period a year ago. Management is encouraged by the full year 22.2% increase in housewrap and accessories sales, as we continue to significantly outperform the market through diversification and product development. Sales of our REX Wrap® and REX Wrap Plus®, our entry-level housewrap products, were up by 15.1% over the prior year, despite the decrease in housing starts, as we continue to form relationships with new dealers.

Management expects to see continued growth opportunities with REX™ Wrap Fortis, our premium housewrap line, as we continue to make inroads into the multi-family and commercial construction sector, evidenced by a 33.9% increase in sales for this product in 2023. We also experienced a 180% increase in sales of our housewrap accessories, REXTREME Window and Door Flashing and REX™ Premium Seam Tape, in 2023. Management expects that we will continue to see positive trends relative to the industry for both our entry level and premium housewrap and housewrap accessories product lines.

The synthetic roof underlayment market has also been affected by the continued decrease in new home starts, economic uncertainty, more offshore competition and a push in the market to reduce product selling prices. Despite these pressures, our synthetic roof underlayment sales also outperformed the market despite being down 3.0% in 2023 compared to 2022. We launched our new line of self-adhered roofing products in late 2023, which management expects will result in revenue growth within our current customer base and allow for expansion into new markets and business segments. We continue to work closely with our customers to develop and expand our product lines. Other woven material sales increased by 18.0% in 2023 compared to the same period of 2022, due to increased sales to our major customer, but management does not expect this to be a growth driver in the coming year.”

Mr. Hoffman continued, “Sales of disposable protective garments in 2023 were up by 4.0% as our channel partners and end customers are continuing to work through their excess inventory, which had accumulated as a result of the pandemic. Our sales have been positively affected as we can now meet face-to-face with our distribution partners and end customers, something we have not been able to do since 2020. Disposable protective garment sales in 2023 were up by approximately 19% as compared to pre-pandemic levels. We expect continued growth for disposable protective garments in 2024.

Face mask and face shield sales are still suffering from the COVID-19 residual excess inventories at the distributor level, but sales in the fourth quarter of 2023 showed improvement and approximately doubled as compared to the prior quarter. The market continues to be saturated with products, but management is cautiously optimistic that face mask and face shield sales will show growth in the coming year.”

2023 Results

Consolidated sales for the three months ended December 31, 2023 increased to $15.3 million, from $12.2 million for the three months ended December 31, 2022, representing an increase of $3.0 million, or 24.9%. This increase consisted of higher sales in the Building Supply segment of $3.5 million, partially offset by decreased sales in the Disposable Protective Apparel segment of $460,000.

Building Supply segment sales for the three months ended December 31, 2023, increased by $3.5 million, or 55.7%, to $9.8 million, compared to $6.3 million for the three months ended December 31, 2022. The Building Supply segment increase during the three months ended December 31, 2023 was primarily due to a 61.9% increase in sales of housewrap, a 35.2% increase in sales of synthetic roof underlayment and a $661,000 increase in sales of other woven material compared to the same period of 2022.

The sales mix of the Building Supply segment for the three months ended December 31, 2023 was approximately 42% for synthetic roof underlayment, 52% for housewrap and 6% for other woven material. This compared to approximately 49% for synthetic roof underlayment, 51% for housewrap and 0% for other woven material for the three months ended December 31, 2022.

Disposable Protective Apparel segment sales for the three months ended December 31, 2023 decreased by $460,000, or 7.7%, to $5.5 million, compared to $5.9 million for the same period of 2022. This segment decrease was due to a 5.6% decrease in sales of disposable protective garments, a 11.0% decrease in sales of face masks and a 33.9% decrease in sales of face shields.

The sales mix of the Disposable Protective Apparel segment for the three months ended December 31, 2023 was approximately 85% for disposable protective garments, 11% for face masks and 4% for face shields. This sales mix is compared to approximately 83% for disposable protective garments, 12% for face masks and 5% for face shields for the three months ended December 31, 2022.

Consolidated sales for the year ended December 31, 2023, decreased to $61.2 million, from $62.0 for the year ended December 31, 2022, representing a decrease of $749,000, or 1.2%. This decrease consisted of decreased sales in the Disposable Protective Apparel segment of $4.2 million, partially offset by increased sales in the Building Supply segment of $3.5 million.

Building Supply segment sales for the year ended December 31, 2023 increased by $3.5 million, or 9.4%, to a record sales year of $40.4 million, compared to $36.9 million for the year ended December 31, 2023. The Building Supply segment increase during the year ended December 31, 2023 was primarily due to a 22.2% increase in sales of housewrap and a 18.0% increase in sales of other woven material, partially offset by a 3.0% decrease in sales of synthetic roof underlayment and an increase in rebates compared to the same period of 2022.

The sales mix of the Building Supply segment for the year ended December 31, 2023 was approximately 42% for synthetic roof underlayment, 47% for housewrap and 11% for other woven material. This compared to approximately 47% for synthetic roof underlayment, 43% for housewrap and 10% for other woven material for the year ended December 31, 2022.

Disposable Protective Apparel segment sales for the year ended December 31, 2023 decreased by $4.2 million, or 16.8%, to $20.8 million, compared to $25.0 million for 2022. This segment decrease was due to a 4.0% increase in sales of disposable protective garments that was more than offset by a 62.3% decrease in sales of face masks and a 75.5% decrease in sales of face shields.

The sales mix of the Disposable Protective Apparel segment for the year ended December 31, 2023 was approximately 88% for disposable protective garments, 9% for face masks and 3% for face shields. This sales mix is compared to approximately 71% for disposable protective garments, 19% for face masks and 10% for face shields for the year ended December 31, 2022.

Gross Profit

Gross profit decreased by $895,000, or 18.6%, to $5.7 million for the three months ended December 31, 2023, from $4.8 million for the three months ended December 31, 2022. The gross profit margin was 37.4% for the three months ended December 31, 2023, compared to 39.4% for the three months ended December 31, 2022.

Gross profit increased by $1.1 million or 5.3%, to $22.8 million for the year ended December 31, 2023, from $21.7 million for the year ended December 31, 2022. The gross profit margin was 37.3% for the year ended December 31, 2023, compared to 35.0% for the year ended December 31, 2022.

The gross profit margin in 2023 was positively affected by ocean freight rates that have come down since the latter part of 2022. Management expects the gross profit margin to be in a similar range in 2024, although gross margin could be negatively affected by the ongoing wars in Ukraine and the middle east, which have resulted in increased freight rates.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $619,000, or 16.0%, to $4.5 million for the three months ended December 31, 2023, from $3.9 million for the three months ended December 31, 2022. As a percentage of net sales, selling, general and administrative expenses decreased to 29.5% for the three months ended December 31, 2023, from 31.7% for the same period of 2022.

The increase in selling, general and administrative expenses for the quarter ended December 31, 2023 was primarily due to an increase in Building Supply segment expenses related to increased employee compensation, sales commission, insurance expenses and general factory expenses. In addition, corporate unallocated expenses increased due to increased employee compensation, bonuses and stock option and restricted stock expense.

Selling, general and administrative expenses increased by $1.6 million, or 9.6%, to $17.8 million for the year ended December 31, 2023, from $16.2 million for the year ended December 31, 2022. As a percentage of net sales, selling, general and administrative expenses increased to 29.0% for the year ended December 31, 2023, from 26.2% for 2022.

The increase in selling, general and administrative expenses of $1.6 million for the year ended December 31, 2023 was primarily due to an increase in Building Supply segment expenses of $1.2 million, related to increased employee compensation due to a larger sales team and increased factory indirect staff, sales commission, sales travel and insurance expenses and general factory expenses. Corporate unallocated expenses increased due to increased employee compensation, accrued bonuses, stock option and restricted stock expenses, professional fees, and general office expenses, partially offset by decreased insurance expenses.

Income from Operations

Income from operations increased by $211,000, or 27.8%, to $1.0 million for the three months ended December 31, 2023, compared to $760,000 for the three months ended December 31, 2022. The increase in income from operations was primarily due to an increase in gross profit of $895,000, partially offset by an increase in selling, general and administrative expenses of $619,000 and an increase in depreciation and amortization expense of $65,000. Income from operations as a percentage of net sales for the three months ended December 31, 2023 was 6.4%, compared to 6.2% for the same period of 2022.

Income from operations decreased by $518,000, or 11.1%, to $4.1 million for the year ended December 31, 2023, compared to $4.6 million for the year ended December 31, 2022. The decreased income from operations was primarily due to an increase in selling, general and administrative expenses of $1.6 million and an increase in depreciation and amortization expense of $111,000, partially offset by an increase in gross profit of $1.1 million. Income from operations as a percentage of net sales for the year ended December 31, 2023 was 6.7%, compared to 7.5% for 2022.

Other Income

Other income increased by $243,000, or 222.9%, to $352,000 for the three months ended December 31, 2023, from $109,000 for the three months ended December 31, 2022. The increase was due to an increase in interest income of $158,000 and an increase in equity in income of unconsolidated affiliate of $85,000.

Other income increased by $1.5 million to income of $1.3 million for the year ended December 31, 2023, from a loss of $255,000 for 2022. The increase was primarily due to an increase in equity in income of unconsolidated affiliate of $390,000 and an increase in interest income of $668,000. In addition, there was a loss on fixed assets of $490,000 in 2022 due to equipment for the Disposable Protective Apparel segment that was not delivered.

Net Income

Net income for the three months ended December 31, 2023 was $1.1 million, compared to net income of $564,000 for the three months ended December 31, 2022, representing an increase of $497,000, or 88.1%. Net income as a percentage of net sales for the three months ended December 31, 2023 was 7.0%, and net income as a percentage of net sales for the same period of 2022 was 4.6%. Basic and diluted earnings per common share for the three months ended December 31, 2023, and 2022 were $0.09 and $0.05, respectively.

Net income for the year ended December 31, 2023 was $4.2 million compared to net income of $3.3 million for 2022, representing an increase of $907,000, or 27.6%. The net income increase between 2023 and 2022 was due to an increase in income before provision for income taxes of $1.0 million, partially offset by an increase in provision for income taxes of $123,000. Net income as a percentage of net sales for the year ended December 31, 2023 was 6.8%, and net income as a percentage of net sales for 2022 was 5.3%. Basic and diluted earnings per common share for the years ended December 31, 2023 and 2022 were $0.35 and $0.26, respectively.

Balance Sheet

As of December 31, 2023, the Company had cash and cash equivalents of $20.4 million compared to $16.3 million as of December 31, 2022. Working capital totaled $50.5 million and the Company’s current ratio was 21:1, compared to a current ratio of 22:1 as of December 31, 2022.

Inventory decreased by $4.3 million or 17.5%, to $20.1 million as of December 31, 2023, from $24.4 million as of December 31, 2022. The decrease was due to a decrease in inventory for the Disposable Protective Apparel segment of $1.2 million, or 8.5%, to $13.2 million and a decrease in inventory for the Building Supply segment of $3.0 million, or 30.4%, to $7.0 million.

Colleen McDonald, Chief Financial Officer, commented, “As of December 31, 2023, we had $2.2 million available for stock purchases under our stock repurchase program. During the year ended December 31, 2023, we repurchased 951,010 shares of common stock at a cost of $4.0 million. As of December 31, 2023, we had repurchased a total of approximately 20.4 million shares of common stock at a cost of approximately $50.3 million through our repurchase program. We retire all stock upon repurchase and future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, expectations regarding order volume, timing of fulfillment of orders, production capacity and our plans to ramp up production and expand capacity, product demand, availability of raw materials and supply chain access, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Specifically, these factors include, but are not limited to, changes in global economic conditions; the inability of our suppliers and contractors to meet our requirements; potential challenges related to international manufacturing; our partnership with a joint venture partner; the inability to protect our intellectual property; competition in our industry; customer preferences; the timing and market acceptance of new product offerings; security breaches or disruptions to the information technology infrastructure; the impact of legal and regulatory proceedings or compliance challenges; and volatility in our common stock price and our investments. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Consolidated Balance Sheets

	December 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$20,378,000	$16,290,000
Accounts receivable, net	5,503,000	5,382,000
Accounts receivable, related party	1,042,000	1,591,000
Inventories, net	20,131,000	24,397,000
Prepaid expenses	6,010,000	4,902,000
Total current assets	53,064,000	52,562,000

Property and equipment, net	5,587,000	5,742,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	-	1,000
Right-of-use assets	4,810,000	1,725,000
Equity investment in unconsolidated affiliate	5,247,000	4,718,000
Total assets	$68,763,000	$64,803,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$802,000	$674,000
Accrued liabilities	1,103,000	833,000
Lease liabilities	661,000	899,000
Total current liabilities	2,566,000	2,406,000

Lease liabilities, net of current portion	4,187,000	875,000
Deferred income tax liabilities, net	442,000	764,000
Total liabilities	7,195,000	4,045,000
Commitments and contingencies
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 11,416,212 and 12,226,306 shares outstanding as of December 31, 2023 and December 31, 2022, respectively	114,000	123,000
Additional paid-in capital	16,339,000	17,099,000
Retained earnings	46,552,000	45,025,000
Accumulated other comprehensive loss	(1,437,000)	(1,489,000)
Total shareholders' equity	61,568,000	60,758,000
Total liabilities and shareholders' equity	$68,763,000	$64,803,000

Condensed Consolidated Statements of Comprehensive Income

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022

Net sales	$15,265,000	$12,225,000	$61,232,000	$61,981,000

Cost of goods sold, excluding depreciation and amortization	9,559,000	7,414,000	38,403,000	40,298,000
Gross profit	5,706,000	4,811,000	22,829,000	21,683,000

Operating expenses:
Selling, general and administrative	4,497,000	3,878,000	17,772,000	16,219,000
Depreciation and amortization	238,000	173,000	925,000	814,000
Total operating expenses	4,735,000	4,051,000	18,697,000	17,033,000

Income from operations	971,000	760,000	4,132,000	4,650,000

Other income (expenses):
Equity in income of unconsolidated affiliate	85,000	-	477,000	87,000
Impairment on deposit	-	-	-	(490,000)
Interest income, net	267,000	109,000	816,000	148,000
Total other income (loss), net	352,000	109,000	1,293,000	(255,000)
Income before provision for income taxes	1,323,000	869,000	5,425,000	4,395,000

Provision for income taxes	262,000	305,000	1,236,000	1,113,000

Net income	$1,061,000	$564,000	$4,189,000	$3,282,000

Basic earnings per common share	$0.09	$0.05	$0.35	$0.26

Diluted earnings per common share	$0.09	$0.05	$0.35	$0.26

Basic weighted average common shares outstanding	11,506,261	12,354,564	11,856,356	12,713,533

Diluted weighted average common shares outstanding	11,578,557	12,403,455	11,856,356	12,781,004

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